ARTICLE OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
BAYFIRST FINANCIAL CORP.

Pursuant to the provisions of Sections 607.0702, 607.1001, 607.1003, 607.1004, and 607.1006, Florida Statutes, BayFirst Financial Corp. (the “Corporation”) adopted the following amendment to the Coporation’s Article of Incorporation.

Amendment adopted:

    The introduction and Subsection A of Article II of the Articles of Incorporation of the Corporation are hereby amended to read in their entirety:

ARTICLE II

The total number of shares authorized to be issued by the corporation shall be 101,000,000. Such shares shall be divided into classes and shall have the following designations, preferences, limitations, and relative rights:

A. Common Stock. One class shall consist of 100,000,000 shares of common stock, no par value.

Adoption of amendment:

The foregoing amendment was adopted by: (i) the Board of Directors of the Corporation on April 21, 2026; and (ii) the affirmative vote of the requisite number of the holders of the outstanding shares of common stock of the Corporation at a special meeting of shareholders held on July 14, 2026. The common stock was the only class of stock of the Corporation entitled to vote on the amendment

    IN WITNESS WHEREOF, the undersigned duly authorized officer of BayFirst Financial Corp. executed this Article of Amendment on July 14, 2026.

                        BAYFIRST FINANCIAL CORP.

                        /s/ Scott J. McKim
                        Scott J. McKim
                        Chief Financial Officer